EXHIBIT 99.1
National Western Life Group, Inc. Announces 2017 Full Year and Fourth Quarter Earnings

Austin, Texas, February 28, 2018 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today 2017 consolidated net earnings of $110.4 million, or $31.23 per diluted Class A common share, compared with consolidated net earnings of $100.9 million, or $28.53 per diluted Class A common share, for 2016. The Company's book value per share increased to $503.88 as of December 31, 2017 from $473.53 as of December 31, 2016. For the quarter ended December 31, 2017, the Company reported consolidated net earnings of $39.6 million, or $11.19 per diluted Class A common share, compared with $23.6 million, or $6.67 per diluted Class A common share, in the fourth quarter of 2016.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $100.8 million for the year ended December 31, 2017, or $28.52 per diluted Class A common share, compared to $92.4 million, or $26.13 per diluted Class A common share in the same period for 2016. Mr. Moody commented on the earnings results saying, "Our operating earnings for 2017 mark the first time in the Company's history that we exceeded the $100 million threshold. While the tax act passed in December provided the extra impetus for pushing through this level, our operating performance in 2017 was again steady and solid." Earnings from operations for the quarter ended December 31, 2017 were $37.1 million, or $10.48 per diluted Class A common share, versus $22.0 million, or $6.21 per diluted Class A common share, recorded during the fourth quarter of 2016. Mr. Moody noted, "Our theme heading into 2017 was 'Moving Forward' which was exemplified by our relocation to a new home office facility in the fourth quarter. We are equally proud and excited with the system implementations that occurred and the new product and distribution channels we were able to initiate this past year."

Revenues increased to $874.4 million during the year ended December 31, 2017 from $682.4 million for the same period in 2016 reflecting higher realized and unrealized gains on investment instruments. Mr. Moody indicated, "With the strength of the equity markets in 2017, our equity-index products, both life insurance and annuities, remained a substantial source of new product sales for National Western. In particular, total premiums from our domestic life equity-index insurance products increased 16% this past year to $132.2 million from $113.7 million."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company (NWLIC). Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products, which meet the financial needs of its customers in 49 states as well as residents of various international countries. NWLIC has 282 employees and approximately 28,800 contracted independent agents, brokers, and consultants. At December 31, 2017, the Company maintained consolidated total assets of $12.2 billion, stockholders' equity of $1.8 billion, and life insurance in force of $19.7 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Revenues, excluding investment and index option gains (losses)	$159,634	161,947	636,809	640,934
Realized and unrealized gains (losses) on index options	84,323	20,057	222,875	28,364
Realized gains on investments	3,858	2,481	14,764	13,070
Total revenues	247,815	184,485	874,448	682,368

Earnings:
Earnings from operations	$37,080	22,000	100,825	92,397
Net realized gains on investments	2,507	1,612	9,596	8,495
Net earnings	39,587	23,612	110,421	100,892

Net earnings attributable to Class A shares	38,467	22,944	107,298	98,039

Basic Earnings Per Class A Share:
Earnings from operations	$10.48	6.22	28.52	26.13
Net realized gains on investments	0.71	0.46	2.71	2.40
Net earnings	11.19	6.68	31.23	28.53

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$10.48	6.21	28.52	26.13
Net realized gains on investments	0.71	0.46	2.71	2.40
Net earnings	11.19	6.67	31.23	28.53

Diluted Weighted Average Class A Shares	3,436	3,438	3,436	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com